FREE WRITING PROSPECTUS Dated November 8, 2017	Filed Pursuant to Rule 433 Registration No. 333-204844 Registration No. 333-204844-08

ALLY AUTO RECEIVABLES TRUST 2017-5

Issuing Entity

$528,640,000 Asset Backed Notes, Class A

ALLY AUTO ASSETS LLC

Depositor

ALLY BANK

Sponsor

ALLY BANK

Servicer

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus dated November 8, 2017 which describes the Class A-1, Class A-2, Class A-3 and Class A-4 Notes to be issued by the issuing entity. You should review the prospectus in its entirety before deciding to purchase any of the Class A-1, Class A-2, Class A-3 and Class A-4 Notes.

Ratings

We will not issue the notes offered by the prospectus unless:

•	the Class A-1 Notes are rated in the highest rating category for short-term (P-1 (sf)/A-1+ (sf)) obligations by Moody’s Investors Service, Inc. (“Moody’s”) and S&P Global Ratings (“Standard & Poor’s”), and

•	the Class A-2, Class A-3 and Class A-4 Notes are rated in the highest rating category for long-term (Aaa (sf)/ AAA (sf)) obligations by Moody’s and Standard & Poor’s.

Other Fees and Expenses

The following table describes the compensation payable to Moody’s and Standard & Poor’s for providing an initial rating and five years of surveillance of the notes.

Moody’s Fee	$224,418
Standard & Poor’s Fee	$201,442

Barclays	Citigroup	Deutsche Bank Securities

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-831-9146.